As filed with the Securities and Exchange
Commission on September 8, 2006.                     Registration No. 333-136585

================================================================================



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              TARRANT APPAREL GROUP
             (Exact Name of Registrant as Specified in Its Charter)

           CALIFORNIA                                            95-4181026
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                      GERARD GUEZ, CHIEF EXECUTIVE OFFICER
                         3151 EAST WASHINGTON BOULEVARD
                          LOS ANGELES, CALIFORNIA 90023
                                 (323) 780-8250
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                             John J. McIlvery, Esq.
                         Stubbs Alderton & Markiles, LLP
                        15260 Ventura Boulevard, Floor 20
                         Sherman Oaks, California 91403
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION - September 8, 2006


                                   PROSPECTUS

                              TARRANT APPAREL GROUP

                        4,917,859 SHARES OF COMMON STOCK
                                 (no par value)

                                   ----------

         This prospectus relates to the offer and sale from time to time of up to 4,917,859 shares of our common stock that are held by the shareholders named in the "Selling Shareholders" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally issued to the selling shareholders pursuant to their exercise of warrants to purchase common stock.

         The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all broker and similar commissions of the selling shareholders.


         Our common stock is traded on the NASDAQ National Market System under the symbol "TAGS." On September 7, 2006, the last reported sale price of the common stock on the NASDAQ National Market System was $1.70 per share.


         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY...........................................................  3

RISK FACTORS.................................................................  4

FORWARD-LOOKING STATEMENTS................................................... 10

USE OF PROCEEDS.............................................................. 10

SELLING SHAREHOLDERS......................................................... 11

PLAN OF DISTRIBUTION......................................................... 15

WHERE YOU CAN FIND MORE INFORMATION.......................................... 17

LEGAL MATTERS................................................................ 18

EXPERTS...................................................................... 18

                               PROSPECTUS SUMMARY

ABOUT TARRANT APPAREL GROUP

         Tarrant Apparel Group is a design and sourcing company for private label and private brand casual apparel serving mass merchandisers, department stores, branded wholesalers and specialty chains located primarily in the United States. Our major customers include leading retailers, such as Kohl's, Chico's, Macy's Merchandising Group, Mervyn's, Mothers Work, Sears, Wal-Mart, Dillard's, the Avenue, Lane Bryant, Lerner New York, and J.C. Penney. Our products are manufactured in a variety of woven and knit fabrications and include jeans wear, casual pants, t-shirts, shorts, blouses, shirts and other tops, dresses and jackets. Our private brands include American Rag Cie and Alain Weiz.

ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the selling shareholders of up to 4,917,859 shares of our common stock issuable upon exercise of warrants.


         We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders using this prospectus. On September 6, 2006 we had 30,543,763 shares of common stock outstanding.


CORPORATE INFORMATION

         We were incorporated in California in September 1988. Our executive offices are located at 3151 East Washington Boulevard, Los Angeles, California 90023, and our telephone number is (323) 780-8250. Information on our website, www.tags.com, does not constitute part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO THIS OFFERING

THE ULTIMATE RESOLUTION OF THE INTERNAL REVENUE SERVICE'S EXAMINATION OF OUR TAX RETURNS MAY REQUIRE US TO INCUR AN EXPENSE BEYOND WHAT HAS BEEN RESERVED FOR ON OUR BALANCE SHEET OR MAKE CASH PAYMENTS BEYOND WHAT WE ARE THEN ABLE TO PAY.

         In January 2004, the Internal Revenue Service proposed adjustments to increase our federal income tax payable for the years ended December 31, 1996 through 2001. This adjustment would also result in additional state taxes, penalties and interest. In addition, in July 2004, the IRS initiated an examination of our Federal income tax return for the year ended December 31, 2002. In March 2005, the IRS proposed an adjustment to our taxable income of approximately $6 million related to similar issues identified in their audit of the 1996 through 2001 federal income tax returns. We believe that we have meritorious defenses to and intend to vigorously contest the proposed adjustments made to our federal income tax returns for the years ended 1996 through 2002. If the proposed adjustments are upheld through the administrative and legal process, they could have a material impact on our earnings and cash flow. We believe we have provided adequate reserves for any reasonably foreseeable outcome related to these matters on the consolidated balance sheets included in the Consolidated Financial Statements. The maximum amount of loss in excess of the amount accrued in the financial statements is $7.7 million. If the amount of any actual liability, however, exceeds our reserves, we would experience an immediate adverse earnings impact in the amount of such additional liability, which could be material. Additionally, we anticipate that the ultimate resolution of these matters will require that we make significant cash payments to the taxing authorities. Presently we do not have sufficient cash on hand to make any future payments that may be required. No assurance can be given that we will have sufficient surplus cash from operations or borrowing ability to make the required payments. Additionally, any cash used for these purposes will not be available for other corporate purposes, which could have a material adverse effect on our financial condition and results of operations.

INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         As of June 30, 2006, our executive officers and directors and their affiliates owned approximately 43% of the outstanding shares of our common stock. Gerard Guez, our Chairman and Interim Chief Executive Officer, and Todd Kay, our Vice Chairman, alone own approximately 33.1% and 8.4%, respectively, of the outstanding shares of our common stock at June 30, 2006. Accordingly, our executive officers and directors have the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         Our shareholders rights plan, our ability to issue additional shares of preferred stock and some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price without approval of our board of directors.

OUR STOCK PRICE HAS BEEN VOLATILE.

         Our common stock is quoted on the NASDAQ National Market System, and there can be substantial volatility in the market price of our common stock. The market price of our common stock has been, and is likely to continue to be, subject to significant fluctuations due to a variety of factors, including quarterly variations in operating results, operating results which vary from the expectations of securities analysts and investors, changes in financial estimates, changes in market valuations of competitors, announcements by us or our competitors of a material nature, loss of one or more customers, additions or departures of key personnel, future sales of common stock and stock market price and volume fluctuations. In addition, general political and economic conditions such as a recession, or interest rate or currency rate fluctuations may adversely affect the market price of our common stock.

         In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock. Often, price fluctuations are unrelated to operating performance of the specific companies whose stock is affected. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. If we were subject to this type of litigation in the future, we could incur substantial costs and a diversion of our management's attention and resources, each of which could have a material adverse effect on our revenue and earnings. Any adverse determination in this type of litigation could also subject us to significant liabilities.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO YOU.

         Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Additionally, we cannot pay dividends on our common stock unless the terms of our bank credit facilities and outstanding preferred stock, if any, permit the payment of dividends on our common stock. Because we may not pay dividends, your return on this investment likely depends on your selling our stock at a profit.

RISKS RELATED TO OUR BUSINESS

WE DEPEND ON A GROUP OF KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. A SIGNIFICANT ADVERSE CHANGE IN A CUSTOMER RELATIONSHIP OR IN A CUSTOMER'S FINANCIAL POSITION COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Four customers collectively accounted for approximately 55% of our net sales in first six months of 2006. We believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers, like us, and we expect this trend to continue. If this consolidation continues, our net sales and results of operations may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

         While we have long-standing customer relationships, we generally do not have long-term contracts with them. Purchases generally occur on an order-by-order basis, and relationships exist as long as there is a perceived benefit to both parties. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, and economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations.

         These and other financial problems of some of our retailers, as well as general weakness in the retail environment, increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables, limit our ability to collect amounts related to previous purchases by that customer, or result in required prepayment of our receivables securitization arrangements, all of which could harm our business and financial condition.

FAILURE OF THE TRANSPORTATION INFRASTRUCTURE TO MOVE SEA FREIGHT IN ACCEPTABLE TIME FRAMES COULD ADVERSELY AFFECT OUR BUSINESS.

         Because the bulk of our freight is designed to move through the West Coast ports in predictable time frames, we are at risk of cancellations and penalties when those ports operate inefficiently creating delays in delivery. We experienced such delays from June 2004 until November 2004, and we may experience similar delays in the future especially during peak seasons. Unpredictable timing for shipping may cause us to utilize air freight or may result in customer penalties for late delivery, any of which could reduce our operating margins and adversely affect our results of operations.

UNPREDICTABLE  DELAYS  AS  THE  RESULT  OF  INCREASED  AND  INTENSIFIED  CUSTOMS
ACTIVITY.

         U.S. Customs has stepped up efforts to scrutinize imports from Hong Kong in order to verify all details of shipments under the OPA rules allowing certain processes to be performed in China without shipping under China country of origin documentation. Such "detentions" are unpredictable and cause serious interruption of normally expected freight movement timetables.

THE OUTCOME OF LITIGATION IN WHICH WE ARE INVOLVED IS UNPREDICTABLE AND AN ADVERSE DECISION IN ANY SUCH MATTER COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

         We are currently in litigation with the licensors of the Jessica Simpson brands regarding our rights to sell apparel under these brands. The licensor has filed a counterclaim against us seeking damages. These claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made against us, and intend to contest the lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material adverse affect on our financial position and results of operations. Additionally, we have incurred significant legal fees in this litigation, and unless the case is settled, we will continue to incur additional legal fees in increasing amounts as the case accelerates to trial.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         Since our inception, we have experienced periods of rapid growth. No assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, sourcing capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs and a further burden on our distribution facilities.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         We have experienced, and expect to continue to experience, substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include the timing of our introduction of new product lines, the level of consumer acceptance of each new product line, general economic and industry conditions that affect consumer spending and retailer purchasing, the availability of manufacturing capacity, the seasonality of the markets in which we participate, the timing of trade shows, the product mix of customer orders, the timing of the placement or cancellation of customer orders, the weather, transportation delays, the occurrence of charge backs in excess of reserves and the timing of expenditures in anticipation of increased sales and actions of competitors. Due to fluctuations in our revenue and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

WE DEPEND ON OUR COMPUTER AND COMMUNICATIONS SYSTEMS.

         As a multi-national corporation, we rely on our computer and communication network to operate efficiently. Any interruption of this service from power loss, telecommunications failure, weather, natural disasters or any similar event could have a material adverse affect on our business and operations. Additionally, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, we believe we have sufficient cash on hand and cash available through our credit facilities, issuance of long-term debt and equity securities, and proceeds from the exercise of stock options to fund existing operations for the foreseeable future. However, in the future we may need to raise additional funds through equity or debt financings or collaborative relationships. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         Substantially all of our import operations are subject to tariffs imposed on imported products, safeguards and growth targets imposed by trade agreements. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting duties or restrictions on products that may be imported into the United States from a particular country. In addition, the World Trade Organization may commence a new round of trade negotiations that liberalize textile trade by further eliminating or reducing tariffs. The elimination of quotas on World Trade Organization member countries in 2005 has resulted in explosive growth in textile imports from China, and subsequent safeguard measures including embargo of certain China country of origin products. Actions taken to avoid these measures caused disruption, and a negative impact on margins. Such disruption may continue to affect us to some extent in the future.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortage, continuing cost pressure and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability. We do not have material long-term contracts with any of our independent contractors and any of these contractors may unilaterally terminate their relationship with us at any time. To the extent we are not able to secure or maintain relationships with independent contractors that are able to fulfill our requirements, our business would be harmed.

         We have initiated a factory compliance agreement with our suppliers, and monitor our independent contractors' compliance with applicable labor laws, but we do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of the our contractors could result in our being subject to fines and our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. From time to time, we have been notified by federal, state or foreign authorities that certain of our contractors are the subject of investigations or have been found to have violated applicable labor laws. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations. In addition, certain of our customers, require strict compliance by their apparel manufacturers, including us, with applicable labor laws and visit our facilities often. There can be no assurance that the violation of applicable labor laws by one of our contractors will not have a material adverse effect on our relationship with our customers.

OUR DEPENDENCE ON THIRD PARTIES FOR BRANDED APPAREL PRODUCTS REDUCES OUR ABILITY TO CONTROL THE MARKETING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         For certain branded apparel lines, in particular celebrity brands, we depend on the cooperation and efforts of the celebrity personality and/or master licensor to support our design and marketing efforts for apparel products. A celebrity's failure to adequately support our marketing efforts could adversely affect the sales for new products and lines. In addition, we are subject to the terms of our agreements with the master licensor for licensed brands, and our rights to exploit certain brands may therefore be limited. Further, we may, from time to time, become involved in disputes with the master licensor with respect to our contractual relationship. To the extent we are not able to receive adequate support from the master licensor and/or celebrity or maintain good working relationships with master licensors, our business would be harmed.

OUR BUSINESS IS SUBJECT TO RISKS OF OPERATING IN A FOREIGN COUNTRY AND TRADE RESTRICTIONS.

         Approximately 90% of our products were imported from outside the U.S. in fiscal 2005. We are subject to the risks associated with doing business in foreign countries, including, but not limited to, transportation delays and interruptions, political instability, expropriation, currency fluctuations and the imposition of tariffs, import and export controls, other non-tariff barriers and cultural issues. Any changes in those countries' labor laws and government regulations may have a negative effect on our profitability.

RISK ASSOCIATED WITH OUR INDUSTRY

OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS.

         The apparel industry is highly competitive. We face a variety of competitive challenges including:

         o anticipating and quickly responding to changing consumer demands;

         o developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

         o competitively pricing our products and achieving customer perception of value; and

         o        the need to provide strong and effective marketing support.

WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES TO SUCCEED.

         Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies retail and customer demand in a timely manner. The apparel business fluctuates according to changes in consumer preferences dictated in part by fashion and season. To the extent we misjudge the market for our merchandise; our sales may be adversely affected. Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

OUR BUSINESS IS SUBJECT TO SEASONAL TRENDS.

         Historically, our operating results have been subject to seasonal trends when measured on a quarterly basis. This trend is dependent on numerous factors, including the markets in which we operate, holiday seasons, consumer demand, climate, economic conditions and numerous other factors beyond our control. There can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, both as amended. These forward-looking statements are subject to various risks and uncertainties. The words "expect," "estimate," "anticipate," "predict," "believe," "intend," "plan," "continuing," "ongoing" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, future sales, other plans and objectives, our ability to design, develop, source and market products, or fund our operations or acquistions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page
4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         The proceeds from the sale of each selling shareholder's common stock will belong to that selling shareholder. We will not receive any proceeds from such sales.

         We may receive additional proceeds upon exercise of the warrants issued to the selling shareholders. To the extent we receive any proceeds upon exercise of the warrants, we intend to use such proceeds for general working capital purposes.

                              SELLING SHAREHOLDERS

CREDIT FACILITY WITH GUGGENHEIM CORPORATE FUNDING LLC AND ISSUANCE OF WARRANTS

         On June 16, 2006, we entered into a Credit Agreement with various lenders and with Guggenheim Corporate Funding LLC, as administrative agent and collateral agent for the lenders (the "Agent"). This credit facility provides for borrowings of up to $65 million. This facility consists of an initial term loan of up to $25 million, of which we borrowed $15.5 million at the initial funding, to be used to repay certain existing indebtedness and fund general operating and working capital needs. An additional term loan of up to $40 million will be available under this facility to finance acquisitions acceptable to the Agent. All amounts under the term loans become due and payable in December 2010. Interest under this facility is payable quarterly, with the interest rate equal to the LIBOR rate plus an applicable margin based on our debt leverage ratio (as defined in the credit agreement). Our obligations under the Guggenheim credit facility are secured by a lien on substantially all the assets of Tarrant Apparel Group and our domestic subsidiaries, including a pledge of the equity interests of our domestic subsidiaries and 65% of our Luxembourg subsidiary. This credit facility contains customary financial covenants, including covenants that we maintain minimum levels of EBITDA and interest coverage ratios and limitations on additional indebtedness. This facility includes customary default provisions, and all outstanding obligations may become immediately due and payable in the event of a default.

         In connection with Guggenheim credit facility, on June 16, 2006, we issued Midland National Life Insurance Company, North American Company for Life and Health Insurance and Orpheus Holdings, LLC, the lenders under this facility, warrants to purchase up to an aggregate of 3,857,143 shares of our common stock. These warrants have a term of 10 years. These warrants are exercisable at a price of $1.88 per share with respect to 20% of the shares, $2.00 per share with respect to 20% of the shares, $3.00 per share with respect to 20% of the shares, $3.75 per share with respect to 20% of the shares and $4.50 per share with respect to 20% of the shares. The exercise prices are subject to adjustment for certain dilutive events pursuant to the terms of the warrants. A portion of the warrants will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders.

         Durham Capital Corporation acted as our advisor in connection with the Guggenheim credit facility. As compensation for its services, we agreed to pay Durham Capital a cash fee in an amount equal to 1% of the committed principal amount of the loans under the Guggenheim credit facility. In addition, we issued Durham Capital a warrant to purchase 77,143 shares of our common stock. This warrant has a term of 10 years and is exercisable at price of $1.88 per share, subject to adjustment for certain dilutive events. A portion of this warrant will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders.

         In connection with the Guggenheim credit facility, we entered into a registration rights agreement with the selling shareholders. Pursuant to the registrant rights agreement, as amended, we agreed to file a registration statement on Form S-3 registering the resale by the selling shareholders of 125% of the shares of common stock to be issued upon exercise of their warrants described in this prospectus and to keep the registration statement effective until the date that all the shares of common stock covered by the registration statement on Form S-3 have been sold or may be sold by each selling shareholder without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement provides that we must register for resale the common shares by November 13, 2006. This registration rights agreement, as amended, also provides that if we do not comply with certain covenants regarding the registration for resale of the common shares by January 12, 2006, then we must pay each of the selling shareholders a fee of 1% of the aggregate exercise price of the warrants held by such selling shareholder (to the extent the warrants are then exercisable and the exercise price is less than the then-current market price) for each month after such date that we fail to comply with such registration covenants until such non-compliance is remedied. Pursuant to the registration rights agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission.

         The warrants issued on June 16, 2006 in relation to the credit facility contain "weighted average" antidilution adjustment provisions which provide for adjustments to the exercise price of the warrants under certain circumstances if we were to issue additional securities at a price below the then applicable base exercise price or below the then applicable market price for our common stock. As a result, if these adjustment provisions are triggered, we may be obligated to issue additional shares of common stock upon exercise of the warrants. To address this possible issuance of additional shares, we are registering the additional 25% of shares currently issuable upon exercise of the warrants. In addition, as described above, the registration rights agreement we entered into with the selling shareholders obligates us to register these additional shares.

         Other than the transactions described above, we had no material relationship with any selling shareholder during the three years preceding the date of this prospectus.

SELLING SHAREHOLDERS TABLE

         The following table sets forth: (1) the name of each of the shareholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such shareholder prior to this offering (including all shares of common stock issuable upon the exercise of warrants as described above, whether or not exercisable within 60 days of the date hereof); (3) the number of shares of our common stock offered by such shareholer pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such shareholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such shareholder and offered pursuant to this prospectus are sold and that each such shareholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling shareholder.

         We do not know how long the selling shareholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders listed below. The selling shareholders may elect not to sell any or all of the securities offered by this prospectus.

         Pursuant to the terms of the warrants held by the selling shareholders, each selling shareholder shall not, without the approval of our shareholders, exercise any portion of the warrant held by it to the extent that after giving effect to such issuance after exercise, the shares issued with respect to such warrant, together with any other warrants issued to the selling shareholders, would represent more than 19.9% of the shares of common stock issued and outstanding as of June 16, 2006. The shares of common stock and percentage ownership listed in this table do not reflect these contractual limitations on a selling shareholder's ability to acquire common shares upon exercise of its warrants.

                                                                                                    PERCENTAGE OF
                                                               COMMON STOCK      COMMON STOCK       COMMON STOCK
                                            COMMON STOCK      BEING OFFERED       OWNED UPON         OWNED UPON
                                           OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF      COMPLETION OF
NAME                                       THE OFFERING(1)    PROSPECTUS(2)     THIS OFFERING      THIS OFFERING(3)
---------------------------------------   ----------------   ----------------   ----------------   ----------------
Midland National Life Insurance
Company (4) ...........................          1,071,429          1,339,287                  0                  0
North American Company for Life and
Health Insurance (5) ..................            714,286            892,858                  0                  0

                                                                                                    PERCENTAGE OF
                                                               COMMON STOCK      COMMON STOCK       COMMON STOCK
                                            COMMON STOCK      BEING OFFERED       OWNED UPON         OWNED UPON
                                           OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF      COMPLETION OF
NAME                                       THE OFFERING(1)    PROSPECTUS(2)     THIS OFFERING      THIS OFFERING(3)
---------------------------------------   ----------------   ----------------   ----------------   ----------------
Orpheus Holdings LLC (6) ..............          2,071,428          2,589,285                  0                  0
Durham Capital Corporation (7) ........             77,143             96,429                  0                  0
TOTAL .................................          3,934,286          4,917,859                  0                  0

----------
(1)      Includes  for each selling  shareholder  the number of shares of common
         stock   issuable  upon  exercise  of  warrants  held  by  such  selling shareholder.

(2) Pursuant to the terms of the registration rights agreement, we agreed to register for the selling shareholders the number of shares of common stock determined by multiplying 125% of all shares issuable upon exercise of the warrants.

(3)      Percentage ownership is based upon 30,543,763 shares of Common Stock of
         the  Registrant   issued  and  outstanding  as  of  the  date  of  this
         prospectus.

(4) The shares of common stock offered pursuant to this prospectus consist of 125% of 1,071,429 shares issuable upon exercise of a warrant that has a term of 10 years. This warrant is exercisable (or will become exercisable upon the funding of a specific portion of the initial term loan) at a price of $1.88 per share with  respect  to  214,286  shares,
         $2.00 per share with respect to 214,286 shares, $3.00 per share with respect to 214,286 shares, $3.75 per share with respect to 214,286 shares and $4.50 per share with respect to 214,285 shares. A portion of the warrant will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders. The exercise prices are subject to adjustment for certain dilutive issuances pursuant to the terms of the warrant. Stephen D. Sautel, Managing Director of Guggenheim Partners Advisory Company, as advisor to Midland National Life Insurance Company, exercises voting and investment authority over the shares held by this selling shareholder. Midland National Life Insurance Company is an affiliate of a broker/dealer but certifies that it acquired the warrant in the ordinary course of business for investment purposes, and at the time of the purchase of the warrant, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(5) The shares of common stock offered pursuant to this prospectus consist of 125% of 714,286 shares issuable upon exercise of a warrant that has a term of 10 years. This warrant is exercisable (or will become exercisable upon the funding of a specific portion of the initial term loan) at a price of $1.88 per share with respect to 142,857 shares, $2.00 per share with respect 142,857 shares, $3.00 per share with respect to 142,857 shares, $3.75 per share with respect to 142,857 shares and $4.50 per share with respect to 142,858 shares. A portion of the warrant will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders. The exercise prices are subject to adjustment for certain dilutive issuances pursuant to the terms of the warrant. Stephen D. Sautel, Managing Director of Guggenheim Partners Advisory Company, as advisor to North American Company for Life and Health Insurance, exercises voting and investment authority over the shares held by this selling shareholder. North American Company for Life and Health Insurance is an affiliate of a broker/dealer but certifies that it bought the shares in the ordinary course of business for investment purposes, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(6) The shares of common stock offered pursuant to this prospectus consist of 125% of 2,071,428 shares issuable upon exercise of a warrant that has a term of 10 years. This warrant is exercisable (or will become exercisable upon the funding of a specific portion of the initial term loan) at a price of $1.88 per share with  respect  to  414,286  shares,
         $2.00 per share with respect to 414,285 shares, $3.00 per share with respect to 414,286 shares, $3.75 per share with respect to 414,285 shares and $4.50 per share with respect to 414,286 shares. A portion of the warrant will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders. The exercise prices are subject to adjustment for certain dilutive issuances pursuant to the terms of the warrant. Stephen D. Sautel, Managing Director of Guggenheim Partners Advisory Company, as advisor to Orpheus Holdings LLC, exercises voting and investment authority over the shares held by this selling shareholder. Orpheus Holdings LLC is an affiliate of a broker/dealer but certifies that it bought the shares in the ordinary course of business for investment purposes, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(7) The shares of common stock offered pursuant to this prospectus consist of 125% of 77,143 shares issuable upon exercise of a warrant that has a term of 10 years. This warrant is exercisable at price of $1.88 per share, subject to adjustment for certain dilutive issuances. A portion of this warrant will not become exercisable unless and until a specified portion of the initial term loan is actually funded by the lenders. Sylvester F. Miniter, the President of Durham Capital Corporation, exercises voting and investment authority over the shares held by this selling shareholder.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling shareholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o        Privately negotiated transactions;

         o Settlement of short sales entered into after the date of this prospectus;

         o Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        Through put or call transactions relating to the shares;

         o        Through the writing or  settlement of options or other hedging
                  transactions,   whether   through  an  options   exchange   or
                  otherwise;

         o        A combination of any such methods of sale; and

         o        Any other method permitted by applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concenssions, commissions and similar selling expenses, if any, attitributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements or understandings with any person to distribute the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by each selling shareholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement and it incorporates by reference, rather than stating, certain important information included in our filings with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 000-26006);

         2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (File No. 000-26006)


         3. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (File No. 000-26006);

         4. Our Current Report on Form 8-K as filed on January 20, 2006 (File No. 000-26006);

         5. Our Current Report on Form 8-K as filed on January 27, 2006 (File No. 000-26006);

         6. Our Current Report on Form 8-K as filed on March 30, 2006 (File No. 000-26006);

         7. Our Current Report on Form 8-K as filed on April 3, 2006 (File No. 000-26006);

         8. Our Current Report on Form 8-K as filed on May 16, 2006 (File No. 000-26006);

         9. Our Current Report on Form 8-K filed on June 14, 2006 (File No. 000-26006);

        10. Our Current Report on Form 8-K filed on June 21, 2006 (File No. 000-26006);

         11. Our Current Report on Form 8-K filed on June 30, 2006 (File No. 000-26006);

         12. Our Current Report on Form 8-K filed on July 6, 2006 (File No. 000-26006);

         13. Our Current Report on Form 8-K filed on August 14, 2006 (File No. 000-26006);

         14.      The   description  of  our  common  stock   contained  in  our
                  Registration Statements on Form 8-A as filed on May 14, 1995, July 14, 1995 and August 7, 1995 (File No. 000-26006); and

         15. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2005, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.


         You may request a copy of these filings, at no cost, by writing or calling us at Tarrant Apparel Group, 3151 East Washington Boulevard, Los Angeles, California 90023, telephone number (323) 780-8250, Attention: Corazon Reyes.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, has rendered to Tarrant Apparel Group a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

         The consolidated  financial  statements and schedule of Tarrant Apparel
Group, incorporated by reference into this Prospectus and Registration Statement, at December 31, 2005 and for the year then ended have been audited by Singer Lewak Greenbaum & Goldstein LLP (our current independent registered public accounting firm) and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated  financial  statements and schedule of Tarrant Apparel
Group, incorporated by reference into this Prospectus and Registration Statement, at December 31, 2004, and for each of the two years in the period then ended have been audited by Grant Thornton LLP (our former independent registered public accounting firm) as set forth in their report thereon incorporated by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.
--------------------------------------------------------------------------------


                              --------------------

                              TARRANT APPAREL GROUP

                                   PROSPECTUS

                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission.............  $       911
Legal Fees and Expenses...........................................       30,000
Accounting Fees and Expenses......................................       30,000
Miscellaneous Expenses............................................          500
                                                                    ------------
     Total........................................................  $    61,411
                                                                    ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Restated Articles of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the California General Corporation Law, as the same exists or may hereafter be amended. Section 204 of the General Corporation Law of the State of California (the "California Law") permits the limitation of the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders under certain conditions and subject to certain limitations. Section 317 of the California General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 317 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which such action or suit is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and then only to the extent that the court shall determine. California law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

         The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

         The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been such directors and officers.

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER                               DESCRIPTION
-------  -----------------------------------------------------------------------

3.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995).

3.1.1    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Quarterly Report on Form 10Q for the quarter ending June 30, 2002).

3.1.2    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Quarterly Report on Form 10Q for the quarter ending June 30, 2002).

3.1.3    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Current Report on Form 8-K filed December 10, 2003).

3.2      Restated  Bylaws of the  Registrant  (incorporated  by reference to the
         Registrant's   Registration  Statement  on  Form  S-1  filed  with  the
         Securities and Exchange Commission on May 4, 1995).

4.1 Specimen of Common Stock Certificate (incorporated by reference to an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed on July 15, 1995).

4.2 Rights Agreement, dated as of November 21, 2003, by and between the Registrant and Computershare Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003).

4.3 Certificate of Determination of Preferences, Rights and Limitations of Series B Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K/A filed December 12, 2003).


5.1      Opinion and Consent of Stubbs Alderton & Markiles, LLP.*

10.1 Warrants Purchase Agreement dated June 16, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.2 Registration Rights Agreement, dated June 16, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.2.1 Amendment No. 1 to Registration Rights Agreement, dated as of August 11, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.3     Form of Warrants to Purchase Common Stock issued June 16, 2006.*

10.4 Warrant to Purchase Common Stock dated June 16, 2006, issued by Tarrant Apparel Group to Durham Capital Corporation.*


23.1     Consent  of  Singer  Lewak  Greenbaum  &  Goldstein  LLP,   Independent
         Registered Public Accounting Firm.

23.2     Consent of Grant Thornton LLP, Independent Registered Public Accounting
         Firm.


23.3     Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1).*

24.1     Power of Attorney (included on signature page).*

----------
* Previously filed.

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
10(a)(3) of the Securities Act of 1933;

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.


(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 8, 2006.


                                      TARRANT APPAREL GROUP

                                      By: /s/ Corazon Reyes
                                         -----------------------------------
                                      Corazon Reyes, Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

    SIGNATURE                      TITLE                               DATE


        *              Chief Executive Officer and             September 8, 2006
--------------------   Chairman of the Board of Directors
Gerard Guez            (Principal Executive Officer)

        *              Vice Chairman of the Board of           September 8, 2006
--------------------   Directors
Todd Kay

        *              Chief Financial Officer,                September 8, 2006
--------------------   Treasurer and Director
Corazon Reyes

                       (Principal Financial and
--------------------   Accounting Officer) Director
Milton Koffman

                       Director
--------------------
Stephane Farouze

        *              Director                                September 8, 2006
--------------------
Mitchell Simbal

        *              Director                                September 8, 2006
--------------------
Joseph Mizrachi

        *              Director                                September 8, 2006
--------------------
Simon Mani

*By: /s/ Corazon Reyes
     ----------------------------------
     Corazon Reyes, as Attorney-In-Fact

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                              DESCRIPTION
-------  -----------------------------------------------------------------------

3.1 Restated Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1995).

3.1.1    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Quarterly Report on Form 10Q for the quarter ending June 30, 2002).

3.1.2    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Quarterly Report on Form 10Q for the quarter ending June 30, 2002).

3.1.3    Certificate  of  Amendment  of  Restated   Articles  of   Incorporation
         (incorporated by reference to the Registrant's Current Report on Form 8-K filed December 10, 2003).

3.2      Restated  Bylaws of the  Registrant  (incorporated  by reference to the
         Registrant's   Registration  Statement  on  Form  S-1  filed  with  the
         Securities and Exchange Commission on May 4, 1995).

4.1 Specimen of Common Stock Certificate (incorporated by reference to an Exhibit to Amendment No. 1 to Registration Statement on Form S-1 filed on July 15, 1995).

4.2 Rights Agreement, dated as of November 21, 2003, by and between the Registrant and Computershare Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on November 21, 2003).

4.3 Certificate of Determination of Preferences, Rights and Limitations of Series B Preferred Stock (incorporated by reference to the Registrant's Current Report on Form 8-K/A filed December 12, 2003).


5.1      Opinion and Consent of Stubbs Alderton & Markiles, LLP.*

10.1 Warrants Purchase Agreement dated June 16, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.2 Registration Rights Agreement, dated June 16, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.2.1 Amendment No. 1 to Registration Rights Agreement, dated as of August 11, 2006, by and among Tarrant Apparel Group, Orpheus Holdings, LLC, North American Company for Life and Health Insurance, Midland National Life Insurance Company and Durham Capital Corporation.*

10.3     Form of Warrants to Purchase Common Stock issued June 16, 2006.*

10.4 Warrant to Purchase Common Stock, dated June 16, 2006, issued by Tarrant Apparel Group to Durham Capital Corporation.*


23.1     Consent  of  Singer  Lewak  Greenbaum  &  Goldstein  LLP,   Independent
         Registered Public Accounting Firm.

23.2     Consent of Grant Thornton LLP, Independent Registered Public Accounting
         Firm.


23.3     Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1).*

24.1     Power of Attorney (included on signature page).*

----------
* Previously filed.



                                      EX-1